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                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated the 30th day of September, 1997, is by and among Dynamex Inc., a Delaware corporation ("Purchaser"), and each of the individual persons listed on Schedule 2.1 hereto (such persons being herein referred to individually as a "Shareholder" and collectively herein as the "Shareholders").


                              W I T N E S S E T H:

         WHEREAS, each of City Courier, Inc. ("CCI"), New York Document Exchange Corporation ("Nydex") and Eastside/Westside Inc. ("Eastside") are engaged in the same-day transportation, messenger and facilities management business (the "Business") (Each of CCI, Nydex and Eastside shall be referred to herein individually as the "Company" and collectively as the "Companies"); and

         WHEREAS, the Shareholders collectively own, directly or indirectly, all of the outstanding capital stock (collectively, the "Shares") of the Companies; and

         WHEREAS, the Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from the Shareholders, their respective Shares on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       SALE AND PURCHASE OF SHARES

         1.1 PURCHASE AND SALE OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.2 hereof), the Shareholders shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Shareholders, all right, title and interest in and to all of the Shares, free and clear of all liens, security interests, charges, encumbrances and rights of others.

         1.2 CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS. At the Closing, Purchaser and each Shareholder shall enter into a confidentiality and non-competition agreement in the form of Schedule 1.2 hereto (collectively, the "Non-Competition Agreements").

         1.3 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, the assets designated as excluded assets on Schedule 1.3 attached hereto and made a part hereof (the "Excluded Assets") shall not be owned or owed, respectively, by the Companies at the time of the Closing.




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         1.4     SECTION 338(h)(10)  ELECTION; AUDITS.

         (a) Purchaser and the Shareholders will join in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), as to CCI and Nydex, and any comparable elections under any state or local income tax law (each, a "Section 338(h)(10) Election"). The Purchaser will prepare and file all documents and materials necessary in connection with making a Section 338(h)(10) Election, and the Shareholders agree to assist the Purchaser and cooperate with the Purchaser in connection therewith. The fair market value of the assets of CCI and Nydex for purposes of any such Section 338(h)(10) Election shall be as mutually agreed by Purchaser and David Steinhurst (the "Shareholder Representative") as set forth in Schedule 1.4 hereto. The Purchaser and the Shareholders will file all tax returns in a manner consistent with the Section 338(h)(10) Election and the valuation of the assets as so determined. The Shareholders of Nydex and CCI are solely responsible for the payment of, and shall pay, all federal, state and local income taxes, penalties and interest of Nydex and CCI with respect to the
Section 338(h)(10) election.

         (b) The Shareholders shall control and be solely responsible for the conduct of any federal, state or local income tax issues raised in any tax audit relating to the Section 338(h)(10) Election (an "Election Audit") through counsel of its own choosing and shall bear all expenses incurred in connection therewith. Purchaser shall be kept fully informed concerning all aspects of and at all stages of any Election Audit. Purchaser shall use reasonable efforts to cooperate with the Shareholders in connection with any Election Audit or other audits of CCI or Nydex relating to any period prior to the Closing. Purchaser shall promptly notify the Shareholders of an Election Audit or other audit relating to periods ending on or prior to the Closing Date in accordance with Section 9 hereof. The Shareholders shall assume the responsibility for preparing all federal and state income tax returns of Nydex, Eastside and CCI relating to periods ending on or prior to the Closing Date.


2.       CONSIDERATION: CLOSING

         2.1 PURCHASE PRICE. The consideration to be received by the Shareholders in exchange for the Shares, which consideration shall be apportioned among them in accordance with Schedule 2.1 hereto, shall be the aggregate sum of $12,100,000, payable in cash at the Closing by wire transfer to the accounts specified by the Shareholders.

         2.2 TIME OF CLOSING. A closing (the "Closing") for the sale and purchase of the Shares shall be at the law offices of Zukerman Gore & Brandeis, LLP located at 900 Third Avenue, New York, New York 10022 simultaneously with the mutual execution and delivery of this Agreement, or at such other place or places as may be agreed upon by the Purchaser and the Shareholders. The day on which the Closing actually takes place is hereinafter sometimes referred to as the "Closing Date".





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         2.3     CLOSING PROCEDURE.  At the Closing, the Shareholders shall deliver to Purchaser their respective stock certificates duly endorsed to Purchaser and representing the Shares, in form sufficient to vest record and beneficial title fully in Purchaser to the Shares. Purchaser shall issue and deliver to the Shareholders the purchase price as described in Section 2.1 above. Each party will cause to be prepared, executed and delivered all documents required to be delivered by such party pursuant to Article 5 hereof and all other appropriate and customary documents as another party or its counsel may reasonably request prior to the Closing Date for the purpose of consummating the transactions contemplated by this Agreement. Other than as set forth in Section 2.6, all actions taken at the Closing shall be deemed to have been taken simultaneously at 12:01 a.m., New York, New York time on the Closing Date.

         2.4     POST-CLOSING PURCHASE PRICE ADJUSTMENT.

                 (a) No later than 60 days after the Closing Date, Purchaser shall prepare and deliver to the Shareholder Representative an unaudited consolidated balance sheet of the Companies as of the Closing Date (the "Closing Balance Sheet") prepared in accordance with generally accepted accounting principles used to prepare the Seller Financial Statements (as defined in Section 3.16). Purchaser shall promptly make available to the Shareholder Representative all work papers and other pertinent information used in connection therewith.

                 (b) Within 30 days after the Closing Balance Sheet is delivered to the Shareholder Representative pursuant to subsection (a) above, the Shareholder Representative shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgment accepting the Closing Balance Sheet or (ii) a written report (the "Objection Report") setting forth in reasonable detail any proposed objections to the Closing Balance Sheet. A failure by the Shareholder Representative to deliver the Objection Report within the required 30-day period shall constitute his acceptance of the calculations set forth in the Closing Balance Sheet.

                 (c) During a period of 20 days following the receipt by Purchaser of the Objection Report, the Shareholder Representative and Purchaser shall attempt to resolve any differences they may have with respect to the matters raised in the Objection Report. In the event the Shareholder Representative and Purchaser fail to agree on any of Purchaser's proposed adjustments contained in the Objection Report within such 20-day period, then the parties will request that the New York city office of KPMG Peat Marwick, LLP, certified public accountants ("Independent Auditors"), make the final determination with respect to the correctness of the proposed adjustments in the Objection Report in light of the terms and provisions of this Agreement. Each of the parties hereto represents and warrants that such party has not engaged the Independent Auditors and that the Independent Auditors are not affiliated with such party, and such party further agrees not to engage the Independent Auditors until such time as any post-closing price adjustment has been determined. The decision of the Independent Auditors shall be final and binding





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         on the parties.  The costs and expenses of the Independent Auditors and their services rendered pursuant to this subsection shall be borne equally by the Shareholders, on the one hand, and Purchaser on the other hand.

                 (d) If, after finalization of the Closing Balance Sheet (which shall be deemed to mean either the acceptance by the Shareholder Representative of the Closing Balance Sheet in accordance with Section 2.4(b) above or, if the Shareholder Representative delivers an Objection Report, upon receipt by Purchaser and the Shareholder Representative of the written final determination rendered pursuant to Section 2.4(c) concerning the resolution of the matters raised in the Objection Report pursuant to Section 2.4(c) above), the Adjusted Working Capital (as defined herein) of the Companies as set forth on the Closing Balance Sheet is less than or more than $215,000, then the cash portion of the Purchase Price shall be immediately reduced (in the event of a deficiency) or increased (in the event of a surplus), effective as of the Closing Date, by the amount of such deficiency or surplus, as the case may be. Any adjustments to the Purchase Price made in accordance with this Section 2.4(d) shall be payable to the Purchaser (in the case of a deficiency) or the Shareholders (in the case of a surplus) in the form of cash. For purposes of this Agreement, "Adjusted Working Capital" shall mean (x) the Companies' combined current assets (excluding cash and amounts due from Shareholders and affiliates, without regard to the classification of such assets as current or long-term for purposes of generally accepted accounting principles), less (y) the Companies' combined current liabilities (including, but not limited to, the Bank Debt, the long-term portion of any capital leases and any deferred taxes relating to Eastside, without regard to the classification of such liabilities as current or long-term for purposes of generally accepted accounting principles, and excluding the Shapiro Payment (defined in Section 2.6)) computed in accordance with generally accepted accounting principles, but after giving effect to the exclusion of the Excluded Assets.

                 (e) The Shareholder Representative shall have the power and authority to bind all Shareholders and to execute all instruments, agreements and other documents with respect to this Section 2.4.

         2.5 REPAYMENT OF BANK DEBT. At the Closing, the Purchaser shall repay the Bank Debt (as defined in Section 3.22 hereof ).

         2.6 SHAPIRO PAYMENT. Immediately upon the Closing, the Purchaser shall cause Eastside to deliver by wire transfer to the Escrow Agent (as defined in that certain Escrow Agreement by and between Dynamex and Zukerman Gore & Brandeis, LLP) cash in the aggregate amount of $1,500,000 (the "Shapiro Payment"), which amount shall be disbursed by the Escrow Agent to Lorrie Shapiro as set forth in the Escrow Agreement. The Purchaser and the Shareholders agree that payment of this obligation by Eastside shall be reflected on Eastside's books and records for the tax period commencing after the Closing Date.





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3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SHAREHOLDERS.

         The Shareholders, jointly and severally, represent and warrant to Purchaser the following; provided, however, that (i) with respect to each subsection of Section 3 hereof, each Shareholder represents and warrants to Purchaser only to the extent such representations and warranties relate to those Companies in which such Shareholder owns Shares (which ownership is set forth on Schedule 2.1 hereto), (ii) with respect to Sections 3.2, 3.3, 3.15 and
3.20 hereof, each Shareholder represents and warrants to Purchaser only to the extent such representations and warranties relate to such Shareholder and (iii) other than the representations and warranties made by him to Purchaser in Sections 3.2,3.3, 3.5, and 3.15 hereof, the Shareholder known as Charles Urdang ("Urdang"), does not make any of the representations and warranties to Purchaser set forth in this Section 3; notwithstanding the foregoing, Urdang remains subject to and liable for the Shareholders' indemnification obligations set forth in Sections 8 and 9 hereof:

         3.1 ORGANIZATION: GOOD STANDING. Each of the Companies is a corporation, duly incorporated, validly existing and in good standing under the laws of its incorporation and has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as currently conducted. Each of the Companies has no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity other than as listed on Schedule 3.1 hereto. Each of the Companies is duly qualified and licensed to do business and is in good standing in all jurisdictions where such qualification is required, a list of which is set forth on Schedule 3.1.

         3.2 DUE AUTHORIZATION. The Shareholders have full power and authority to enter into and perform this Agreement and the Non-Competition Agreements, to the extent same is a party thereto and to carry out the transactions contemplated hereby and thereby.

         3.3 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by the Shareholders and constitutes their legal, valid and binding obligation, enforceable against each of them in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. The execution and delivery by the Shareholders of this Agreement, the execution and delivery by the Shareholders of the Non-Competition Agreement to which same is a party and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of the Companies, (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which the Companies or any Shareholder is a party or by which they are bound or affected.





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         3.4     GOVERNMENTAL CONSENTS.  No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Companies and the Shareholders of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.4, no approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Shareholders of this Agreement and the consummation of the transactions contemplated hereby.

         3.5     TRANSACTIONS WITH AFFILIATES.

                 (a) Except as set forth on Schedule 3.5 annexed hereto, at the time of the Closing, none of the shareholders, officers, employees or directors of any Company or any of foregoing persons' Affiliates (as defined herein) will (i) have any interest in or will own any property or right used principally in the conduct of the Business, except for the ownership of the Excluded Assets, (ii) have any security interest in or any lien, encumbrance or other claim on any asset or property of any Company, or (iii) have made any advance, loan or extension of credit to any Company that has not been repaid in full or converted to and distributed as compensation at the time of the Closing nor does such person or entity have any amounts owned to them from any of the Companies at such time. The term "Affiliate" shall mean, with respect to each Company, any Shareholder or any of the officers, employees and directors, any partner of any such person, or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of any such person, or any corporation, partnership, trust or other entity in which any such person or any such family member has a substantial interest or is a director, officer, partner or trustee.

                 (b) Each Shareholder will and will cause any of such Shareholder's Affiliates to promptly deliver any documents and instruments in form and substance satisfactory to Purchaser, as Purchaser may reasonably require to evidence the termination of any obligations of any Company to such Shareholder or such Shareholder's Affiliate, the release of all collateral with respect to any such obligations, the repayment of any indebtedness related thereto and the satisfaction of all obligations thereunder. In addition, each Shareholder agrees to and will cause his Affiliate to prepare and file with the appropriate jurisdictions uniform commercial code termination statements relating to any financing statements filed with respect to any of such obligations, and to provide Purchaser with evidence of the acceptance of such filing by the respective jurisdictions.

         3.6 TITLE TO ASSETS. Each of the Companies is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the assets of the Business (other than the Excluded Assets) that it purports to own (the "Assets"), free and clear of liens, claims and encumbrances except (i) liens, claims and encumbrances to be released at Closing, (ii) liens for taxes not yet payable, and (iii) liens set forth on financing statements filed with respect





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to any and all leases of the Companies, a listing of which is attached as
Schedule 3.6 annexed hereto.

         3.7     REAL ESTATE.

                 (a) None of the Companies owns or, in the last five years, has owned any real property. With respect to the real property leased by the Companies in connection with the Business (the "Leased Real Estate"), (i) applicable zoning ordinances permit the operation of the Business at the Leased Real Estate, (ii) the Leased Real Estate is not located within a flood or lakeshore erosion hazard area, and
         (iii) neither the whole nor any portion of the Leased Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received by the Companies. To the Shareholder Representative's knowledge, (x) no such condemnation, requisition or taking is threatened or contemplated, and (y) there are no pending public improvements which may result in special assessments against or which may otherwise affect the Leased Real Estate. The Companies have delivered to Purchaser accurate copies of all leases and other agreements relating to the Leased Real Estate.

                 (b) Neither the Companies nor the Shareholders has received notice of, or has any actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Leased Real Estate.

                 (c) Neither the Companies nor the Shareholders has received notice of, or has actual knowledge of, any hazardous or toxic material (as hereinafter defined) existing in any structure located on, or existing on or under the surface of, any of the Leased Real Estate which is, in any case, in material violation of any applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall included the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

         3.8 FIXED ASSETS; INSURANCE. All of the fixed assets of the Companies are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which they are intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof. The fixed assets of Eastside as of March 31, 1997 and the fixed assets of CCI and Nydex as of December 31, 1996 are set forth on the tax depreciation schedule on Schedule 3.8. Since March 31, 1997 (with respect to Eastside), and since December 31, 1996 (with respect to CCI and Nydex), there has not been any material change in





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such fixed assets. The Companies have in force such insurance of its properties and operations as is set forth on Schedule 3.8.

         3.9 GOVERNMENTAL LICENSES. Schedule 3.9 lists and accurately describes all licenses, permits, orders, approvals, authorizations and filings issued to the Companies by a governmental or regulatory authority in connection with the lawful ownership and operation of the Company's business (the "Governmental Licenses"), except where the failure to hold such Governmental Licenses would not have a material adverse effect on the Companies. The Companies have furnished to Purchaser true and accurate copies of all such Governmental Licenses, and each Governmental License is in full force and effect and is valid under applicable federal, state and local laws.

         3.10    TAXES

                 (a) All tax reports and returns relating to any Company's assets and operations (including sales, use, income, property, franchise and employment taxes) that are due have been filed with the appropriate federal, state and local governmental agencies, and, except as set forth on Schedule 3.10 annexed hereto, the Companies have paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). There are no examinations or audits pending or unresolved examinations or audit issues with respect to any Company's federal, state or local tax returns. All additional taxes, if any, assessed as a result of such examinations or audits have been paid. There are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Companies. The Companies have delivered to Purchaser true, accurate and complete copies of all tax returns and filings made by them in the last three years and any related correspondence from the Companies, the Shareholders or applicable taxing authority relating to such returns and filings. No representation is made as to the taxes arising from the Section 338(h)(10) Election.

                 (b) Each of CCI and Nydex is an S Corporation as defined in Section 1361 of the Code and has been an S Corporation since the date of its respective incorporation.

         3.11 LITIGATION. Except as set forth on Schedule 3.11 annexed hereto, there is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which the Companies or the Shareholders have actual knowledge that is pending or threatened against or affecting the Companies which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Companies or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.





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         3.12    REPORTS AND GOVERNMENTAL COMPLIANCE.  The Companies have duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and have made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not have a material adverse effect on any Company.

         3.13    EMPLOYEE BENEFIT PLANS; LABOR CONTROVERSIES.

                 (a) Schedule 3.13 sets forth all liabilities of the Companies under The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or similar laws with respect to employee benefit plans. Except as set forth in Schedule 3.13 annexed hereto, no "plan" which is subject to Part 3 of Subtitle B of Title I of ERISA or
         Section 412 of the Code has incurred an accumulated funding deficiency as the term is defined in Section 302 of ERISA or Section 412 of the Code (whether or not waived). None of the Companies nor any of their respective affiliates has ever sponsored, adopted, maintained or been obligated to contribute to a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. No liability under Title IV of ERISA has been incurred by the Companies or an affiliate thereof that has not been satisfied in full, and no condition exists that presents a material risk to the Companies or their affiliates of incurring liability under such Title, other than for premiums due to the Pension Benefit Guaranty Corporation. The Companies have made or will make all contributions required to be made by it under any employee benefit plan for all periods through and including the Closing Date.

                 (b) Except as set forth on Schedule 3.13 annexed hereto, there are no labor disputes of a material nature pending between the Companies, on the one hand, and any of its employees, on the other hand, and there are no known organizational efforts presently being made involving any of such employees. Except as set forth on Schedule
         3.13 annexed hereto, the Companies have complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other taxes, and is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

                 (c) With respect to the audit being conducted by U.S. Department of Labor (the "DOL") disclosed on Schedule 3.13 (the "DOL Audit"), the Shareholders have provided Purchaser with true, accurate and complete copies of any documentation and statements of any kind related to the DOL Audit, including without limitation, all correspondence from and to the DOL in connection with same.

         3.14 CAPITALIZATION. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, and are owned of record and beneficially by the respective Shareholders.
Schedule 2.1 sets forth the capitalization of each of the Companies as of the Closing Date including the description of the Shares owned by each of the Shareholders





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and the ownership and capitalization of each of the subsidiaries (if any) of each of the Companies. There is no outstanding subscription, contract, option, warrant, call or other right obligating the Companies to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Companies.

         3.15 TITLE TO SHARES. The Shareholders are the lawful, sole and beneficial owner of the Shares, free and clear of all liens, claims and encumbrances of every kind, and, at the Closing, the Shareholders will convey to Purchaser good and indefeasible title to the Shares.

         3.16    FINANCIAL STATEMENTS AND RECORDS OF THE COMPANIES.

                 (a) The following financial statements of the Companies have been prepared by Deloitte Touche Tohmatsu International (collectively, the "Seller Financial Statements"): (i) the audited combined balance sheet of the Companies as of May 31, 1997 and (ii) the audited combined statement of operations, stockholders' equity and cash flows of the Companies for the year ended May 31, 1997.

                 (b) The Seller Financial Statements present fairly the assets, liabilities and financial position of the Companies as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. The books and records of the Companies have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of the Companies set forth in the Seller Financial Statements.

         3.17 ABSENCE OF CERTAIN CHANGES. For the period commencing May 31, 1997 and ending on the Closing Date, the Companies have not (i) suffered any change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have had a material adverse effect on the Companies, (ii) acquired or disposed of any asset, or incurred, assumed, guaranteed or endorsed any liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business, (iii) entered into or terminated any Material Contract (as hereinafter defined), or agreed or made any material changes in any Material Contract, other than renewals and extensions thereof in the ordinary course of business, (iv) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock, (v) entered into any collective bargaining, employment, consulting, compensation or similar agreement with any person or group, or (vi) entered into, adopted or amended any employee benefit plan.

         3.18 MATERIAL UNDISCLOSED LIABILITIES. Other than as set forth on the Seller Financial Statements, there are no liabilities or obligations of the Companies of a nature required to be





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disclosed on financial statements prepared in accordance with generally accepted accounting principles.

         3.19 CONTRACTS AND AGREEMENTS. Schedule 3.19 contains a list, complete and accurate in all material respects, of all of the following categories of contracts and agreements to which the Companies are bound at the date hereof: (i) employee benefit plans, employment, consulting or similar contracts, (ii) contracts relating to leasehold interests, (iii) contracts that involve remaining aggregate payments by the Companies in excess of $10,000 or which have a remaining term in excess of one year, (iv) insurance policies, and
(v) other contracts not made in the ordinary course of business (collectively the "Material Contracts"). The Companies are not in default with respect to any of the Material Contracts.

         3.20 COMPLETENESS OF DISCLOSURE. No representation or warranty by the Shareholders in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. A representation or warranty contained in this Section 3 shall be deemed waived in the event and only to the extent that Purchaser actually knew that such representation or warranty was inaccurate on the date hereof, provided that such actual knowledge shall not affect any other representation or warranty in this Section 3 or otherwise in this Agreement.

         3.21 FINDERS AND BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Shareholders directly with Purchaser. No person has as a result of any agreement or action of the Companies or the Shareholders any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         3.22 BANK DEBT. The aggregate amount of the Companies' obligations (exclusive of capital lease obligations) to banks and similar financial and lending institutions (the "Bank Debt") does not exceed $1,006,496.

         3.23 SCHEDULES. The omission of an item from one section of any Schedule annexed hereto shall not constitute a breach of the corresponding representation and warranty in this Agreement if such item is disclosed in another Schedule and expressly cross-referenced to the pertinent Schedule.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Shareholders as follows:

         4.1     ORGANIZATION AND GOOD STANDING.   Purchaser is a corporation,
duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

         4.2     DUE AUTHORIZATION.   Purchaser has full corporate power and
authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the Non-Competition Agreements, to extent same is a party thereto, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser.

         4.3 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. The execution and delivery by Purchaser of this Agreement and the Non-Competition Agreements and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of Purchaser,
(ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

         4.4 FINDERS AND BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser directly with the Shareholders and the Companies. No person has as a result of any agreement or action of Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         4.5     LITIGATION.      There is no order of any court, governmental
agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which the Purchaser has actual knowledge that is pending or threatened against or affecting the Purchaser which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

5.       DOCUMENTS TO BE DELIVERED AT CLOSING

         5.1     TO PURCHASER.  At the Closing, there shall be delivered to
                 Purchaser:

                 (a) the Shares, together with duly executed stock powers, in form satisfactory to Purchaser and its counsel;

                 (b)      the Non-Competition Agreements

                 (c) the Employment Agreements by and between the Purchaser and Ronnie Schild, Michael Salerno, Ralph Grotto and Lee Eichenbaum;

                 (d) the Consulting Agreement by and between the Purchaser and the Shareholder Representative

                 (e) opinion of counsel to the Shareholders, dated as of the Closing Date, in form reasonably acceptable to Purchaser;

                 (f) a copy of all consents and approvals of governmental agencies, and from any other third parties required to consummate the transactions contemplated by this Agreement;

                 (g) resignations of all the officers and directors of the Companies from such positions and from their employment with the Companies;

                 (h) the corporate minute books and stock books of the Companies; and

                 (i)      all other items reasonably requested by Purchaser.

         5.2 TO THE SHAREHOLDERS. At the Closing, there shall be delivered to the Shareholders:

                 (a) the purchase price as contemplated by Section 2.1 hereof;

                 (b) an opinion of Purchaser's counsel, dated the Closing Date, in form reasonably acceptable to the Shareholders;

                 (c) a certified copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement; and

                 (d) all other items reasonably requested by the Shareholders.

6.       SURVIVAL

         All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period of eighteen months; provided, however, that the representations contained in Section 3.10 shall survive until the statute of limitations with respect to tax matters expires; and provided further, that the representations contained in Sections 3.14 and 3.15 shall survive indefinitely. Other than as set forth in Section 3.20 hereof, the representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

7.       INDEMNIFICATION OF THE SHAREHOLDERS

         Purchaser shall indemnify and hold the Shareholders harmless from, against, for and in respect of:

                 (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Shareholders because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement;

                 (b) any and all liabilities, obligations, claims and demands (other than liabilities, obligations, claims and demands for which the Purchaser is indemnified pursuant to Section 8 below) arising out of the ownership and operation of the Companies on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of any of the Companies or any Shareholder contained in or made in connection with this Agreement; and

                 (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Shareholders in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.

8.       INDEMNIFICATION OF PURCHASER

         The Shareholders shall indemnify and hold Purchaser harmless from, against, for and in respect of:

                 (a) any and all damages, losses, payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Companies or any Shareholder contained in or made in connection with this Agreement;

                 (b) all liabilities and obligations of the Companies relating to periods prior to Closing other than (i) liabilities set forth on the Seller Financial Statements, (ii) liabilities incurred in the ordinary course of business since May 31, 1997 and (iii) liabilities disclosed in the Agreement on Schedules 3.1, 3.4, 3.6, 3.8, 3.9, and 3.19 (but excluding the following disclosed matters:
         (x) the DOL Audit; and (y) any obligations or liens represented by financing statements disclosed on Schedule 3.6(i) or any agreements relating to the Bank Debt (other than the Purchaser's obligation to repay the Bank Debt set forth in Section 2.5 hereof));

                 (c) any and all payments, fines, penalties, damages, expenses, losses, obligations or liabilities, suffered, sustained or incurred in connection with or arising from the DOL Audit, including without limitation any accounting and attorney fees incurred in connection with the DOL Audit or any penalties or payments resulting therefrom;

                 (d) any federal, state or local income tax incident to or arising from the Section 338(h)(10) Election; and

                 (e) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.

9.       GENERAL RULES REGARDING INDEMNIFICATION

                 (a) The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

                          (i) The indemnified party shall give prompt written notice (which is no event shall exceed 20 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 7 or 8 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

                          (ii) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 7 or 8 hereof, the action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended, conducted and controlled (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate as reasonably determined) by the indemnifying party. If the indemnifying party undertakes, conducts and controls the settlement or defense of such claim, the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party. With respect to indemnification provided for hereunder, the indemnified party shall not pay or settle any such claim so long as the indemnifying party is contesting and defending such claim in good faith. Notwithstanding the immediately preceding sentence, the indemnified party shall have the right to pay or settle any such claim that is being contested and defended in good faith by the indemnifying party, provided that in such event the indemnified party shall waive any right to indemnity therefor by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel. In the event of any claim by a third party against an indemnified party, the defense of which is being undertaken and controlled by the indemnifying party, the indemnified party will use its reasonable efforts to make available to the indemnifying party those employees whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such claims.

                          (iii) The Shareholder Representative shall have the power and authority to bind all Shareholders and to execute all instruments, agreements and other documents with respect to Sections 7 through 9 hereof.

                          (iv) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                          (v) Any indemnifiable liability or reimbursement under Section 7 or 9 hereof shall be limited to the amount of damages (of any nature) actually sustained by a party hereto, net of any applicable insurance payments actually received, other reimbursement or tax benefit actually realized by such party.

                          (vi) The indemnified party shall not make any claim hereunder until it has incurred a cumulative aggregate of $150,000 of expenses for which indemnification is otherwise provided hereunder, in which case the Shareholders on the one hand, or the Purchaser on the other hand, as the case may be, shall be responsible for only those amounts in excess of such $150,000 basket, provided that the limitation set forth in this subparagraph (vi) shall not apply with respect to (A) any adjustment under Section 2.4 or (B) any claim for indemnification under Section 8(c);

                          (vii) The indemnified party shall not make any claim hereunder with respect to any matter in which the aggregate losses and expenses relating to such matter do not exceed $2,000 (nor shall such de minimus claims count against the $150,000 basket set forth in subparagraph (vi) above).

                          (viii) Notwithstanding anything contained in this Agreement to the contrary, each Shareholder shall not be required to indemnify the Purchaser pursuant to this Agreement for any amounts in excess of the portion of the Purchase Price received by such Shareholder as set forth on Schedule 2.1 annexed hereto plus (A) such Shareholder's ratable portion of the Bank Debt and (B) with respect to the Shareholder Representative, the Shapiro Payment.

                 (ix) Notwithstanding anything contained in this Agreement to the contrary, no Shareholder shall be required to indemnify the Purchaser pursuant to Section 7 for obligations of a Company in which such Shareholder did not own Shares. Schedule 2.1 sets forth the Shares owned by each Shareholder.

                 (b) Except as herein expressly provided, the remedies provided in Sections 7 through 9 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

10. ACCESS TO RECORDS. Following the Closing, the Purchaser shall afford to the Shareholders, their respective counsel, accountants, representatives or agents, during normal business hours, reasonable access to the personnel, books, records and other data of the Companies in the Purchaser's possession with respect to periods prior to the Closing and, at the Shareholders' expense, the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims by a third party which may have been or may be made against any of the Shareholders or their affiliates, (ii) to facilitate the Shareholder Representative's examination of the Closing Balance Sheet and the determination by the parties of the Post-Closing Purchase Price Adjustment as set forth in Section 2.4, or (iii) to fulfill a Shareholder's obligations under this Agreement or any agreement delivered pursuant hereto. The Purchaser agrees that for a period of not less than six
(6) years following the Closing Date, Purchaser shall not destroy or otherwise dispose of any of those books, records or other documents held by the Companies that relate to the properties, liabilities or operations of the Companies before the Closing Date.

11.      MISCELLANEOUS PROVISIONS

         11.1 EXPENSES. Purchaser shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Shareholders shall pay the fees and expenses incurred by them and the Companies in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

         11.2 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

         11.3 NOTICES. All notices and other communications delivered hereunder shall be in writing and shall be deemed given if delivered personally or upon actual receipt if mailed by certified mail, return receipt requested or delivered by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below:

If to the Shareholders:

         David Steinhurst
         30 Crabapple Drive
         Roslyn, New York 11576

         Charles Urdang
         20 Buckboard Lane
         Westwood, Massachusetts 02090

         Ronnie Schild
         1 Verton Court
         East Northport, New York 11731

         Zachary Berman
         222-15 77th Avenue
         Bayside, New York 11364

with a copy to:

         Zukerman Gore & Brandeis, LLP
         900 3rd Avenue
         New York, New York 10022
         Attention:       Nathaniel S. Gore, Esq.
         Telephone:       (212) 223-6700
         Telecopy:        (212) 223-6433

If to Purchaser:

         Dynamex Inc.
         1431 Greenway Drive, Suite 345
         Irving, Texas 75038
         Attention:       Robert P. Capps
         Telephone:       (972) 756-8184
         Telecopy:        (972) 756-8199

with a copy to:

         Crouch & Hallett, L.L.P.
         717 N. Harwood, Suite 1400
         Dallas, Texas 75201
         Attention:       Bruce H. Hallett
         Telephone:       (214) 922-4120
         Telecopy:        (214) 953-3154

or such other address or addresses as any party shall have designated by notice to each other party in accordance with this Section 11.3. In addition, without constituting notice hereunder, the parties shall use reasonable efforts to send by facsimile to counsel for the party to whom notice is to be sent copies of all notices sent to such party.

         11.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the others; provided, however, that Purchaser may assign its rights under this Agreement to any of its subsidiaries or affiliated corporations and in such event Purchaser shall continue to have ultimate responsibility for and hereby guarantees the performance of all obligations of such assignee under this Agreement.

         11.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.6 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         11.7 ENTIRE AGREEMENT. This Agreement, including, without limitation, the Schedules, and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertaking other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter, including without limitation that certain letter agreement dated May 13, 1997 among the Purchaser and certain of the Shareholders.

         11.8 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

         11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

         11.10 SEVERABILITY. The event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

         11.11 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

         11.12 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.


                           [signature page to follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       DYNAMEX INC.

                                       By:
                                          -----------------------------------
                                                Robert P. Capps
                                                Vice President




                                       --------------------------------------
                                       David Steinhurst


                                       --------------------------------------
                                       Charles Urdang


                                       --------------------------------------
                                       Ronnie Schild


                                       --------------------------------------
                                       Zachary Berman

                               INDEX TO SCHEDULES

Schedule 1.2                      Confidentiality and Non-Competition Agreements
Schedule 1.3                      Excluded Assets
Schedule 1.4                      Section 338(h)(10) Election
Schedule 2.1                      Purchase Price Allocation
Schedule 3.1                      Organization; Good Standing
Schedule 3.4                      Third Party Consents
Schedule 3.5                      Transactions with Affiliates
Schedule 3.6                      Financing Statement relating to Leases
Schedule 3.8                      Fixed Assets; Insurance
Schedule 3.9                      Governmental Licenses
Schedule 3.10                     Taxes
Schedule 3.11                     Litigation
Schedule 3.13                     Employee Benefit Plans
Schedule 3.19                     Contracts and Agreements